Filed Pursuant to Rule 424(b)(2)

Registration No. 333-192437

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(2)
Common Stock, par value $1.00	$945,012,500(1)	$121,718

(1)	Assuming exercise in full of the underwriters’ over-allotment option.
(2)	The filing fee of $121,717.61 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Prospectus supplement

To prospectus dated November 20, 2013

19,000,000 shares

Arthur J. Gallagher & Co.

Common Stock

We are offering 19,000,000 shares of our common stock, $1.00 par value per share.

Our common stock is listed on the New York Stock Exchange under the symbol “AJG”. The last reported sale price of our common stock on the New York Stock Exchange on April 10, 2014 was $43.66 per share. You are urged to obtain current market data and should not use the market price as of April 10, 2014 as a prediction of the future market price of our common stock.

	Per share	Total
Public offering price	$43.25000	$821,750,000
Underwriting discounts and commissions	$1.51375	$28,761,250
Proceeds, before expenses, to us	$41.73625	$792,988,750

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 2,850,000 additional shares of common stock from us. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $33.1 million and total proceeds, before expenses, to us will be $911.9 million.

Investing in our common stock involves risks. See “Risk factors” beginning on page S-6 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock to purchasers on April 16, 2014.

Joint Book-Running Managers

MORGAN STANLEY	BofA MERRILL LYNCH

Co-Managers

BMO CAPITAL MARKETS	KEEFE, BRUYETTE & WOODS	STERNE AGEE
A STIFEL COMPANY

DOWLING & PARTNERS SECURITIES, LLC	STEPHENS INC.
JANNEY MONTGOMERY SCOTT PIPER JAFFRAY RAYMOND JAMES

The date of this prospectus supplement is April 10, 2014.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or that is contained in any free writing prospectus issued by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein or that is contained in any free writing prospectus issued by us is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about the common stock in two separate documents: (1) this prospectus supplement, which describes the specific terms of the common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus and (2) the accompanying prospectus, which provides general information about securities we may offer from time to time, including securities other than the common stock being offered by this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in “Where You Can Find Additional Information” in this prospectus supplement and the accompanying prospectus.

We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to the “Company,” “we,” “our,” and “us” refer to both Arthur J. Gallagher & Co. and its subsidiaries, and “AJG” refers to Arthur J. Gallagher & Co., a Delaware corporation. Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “Pastel” are to the Broking Division of Wesfarmers Limited, and the “Pastel acquisition” refers to our proposed acquisition of Pastel.

S-iii

CAUTIONARY STATEMENTS REGARDING

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference, contain certain statements related to future results, or state our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “estimate,” “expect,” “contemplate,” “forecast,” “project,” “intend,” “plan,” “potential,” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “see,” “should,” “will” and “would.” Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. For example, we may use forward-looking statements when addressing topics such as: market and industry conditions, including competitive and pricing trends; acquisition strategy; the expected impact of acquisitions and dispositions; the development and performance of our services and products; changes in the composition or level of our revenues or earnings; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; pension obligations; cash flow and liquidity; capital structure and financial losses; future actions by regulators; the impact of changes in accounting rules; financial markets; interest rates; foreign exchange rates; matters relating to our operations; income taxes; expectations regarding our investments, including our clean energy investments; and closing the Pastel acquisition and integrating Pastel. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.

Many factors could affect our actual results, and variances from our current expectations regarding such factors could cause actual results to differ materially from those expressed in our forward-looking statements. Potential factors that could impact results include:

•	the volatility of or declines in premiums or other adverse trends in the insurance industry;

•	an economic downturn, including one caused by the U.S. government shutdown and potential default, as well as uncertainty regarding the European debt crisis and market perceptions concerning the instability of the Euro;

•	the competitive pressures in each of our businesses;

•	the risks that could negatively affect the success of our acquisition strategy, including continuing consolidation in our industry, which could make it more difficult to identify targets and could make them more expensive, execution risks, integration risks, the risk of post-acquisition deterioration leading to intangible asset impairment charges, and the risk we could incur or assume unanticipated regulatory liabilities such as those relating to violations of anti-corruption and sanctions laws;

•	our failure to attract and retain experienced and qualified personnel;

•	the risks arising from our growing international operations, including the risks posed by political and economic uncertainty in certain countries, risks related to maintaining regulatory and legal compliance across multiple jurisdictions (such as those relating to violations of anti-corruption, sanctions and privacy laws), and risks arising from the complexity of managing businesses across different time zones, geographies, cultures and legal regimes;

•	the risks particular to our risk management segment;

•	the lower level of predictability inherent in contingent and supplemental commissions versus standard commissions;

•	sustained increases in the cost of employee benefits;

•	our failure to apply technology effectively in driving value for our clients through technology-based solutions or our failure to gain internal efficiencies and effective internal controls through the application of technology and related tools;

S-iv

•	our inability to recover successfully should we experience a disaster, material cybersecurity attack or other significant disruption to business continuity;

•	our failure to comply with regulatory requirements, including those related to international sanctions, or a change in regulations that adversely affects our operations;

•	violations by us of the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010 or other anti-corruption laws;

•	our failure to adapt our services to changes resulting from the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act;

•	unfavorable determinations related to contingencies and legal proceedings;

•	our improper disclosure of personal data;

•	significant changes in foreign exchange rates;

•	changes in our accounting estimates and assumptions;

•	the risks related to our clean energy investments, including the risk of environmental and product liability claims and environmental compliance costs;

•	the disallowance of tax credits under Section 29 or 45 of the Internal Revenue Code of 1986, as amended;

•	the risks related to losses on other investments held by our corporate segment;

•	the restrictions and limitations in the agreements and instruments governing our debt;

•	the risk of share ownership dilution when we issue common stock as consideration for acquisitions;

•	the volatility of the price of our common stock;

•	the failure to successfully integrate Pastel’s business and operations or fully realize synergies from the Pastel acquisition in the expected time frame; and

•	the share sale agreement for the Pastel acquisition may be terminated in accordance with its terms and the Pastel acquisition may not be completed.

Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of, and are based on information available to us on, the date of the applicable document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to update any such statements or release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including the risk factors referred to above. Our future performance and actual results may differ materially from those expressed in forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Forward-looking statements speak only as of the date that they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

A detailed discussion of the factors that could cause actual results to differ materially from our published expectations is contained under the heading “Risk Factors” in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and any reports we file with the SEC in the future, which are incorporated by reference to this prospectus supplement.

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SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein or therein. This summary highlights selected information from this prospectus supplement and the accompanying prospectus regarding the offering of the shares of common stock. You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, carefully to understand fully the terms of the offering as well as other considerations that are important to you in making a decision to invest in the shares. You should pay special attention to the “Risk Factors” section of this prospectus supplement, and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 to determine whether an investment in the shares is appropriate for you.

OUR COMPANY

We are engaged in providing insurance brokerage and third-party claims settlement and administration services to entities in the United States and abroad. We believe that our major strength is our ability to deliver comprehensively structured insurance and risk management services to our clients. Our brokers, agents and administrators act as intermediaries between insurers and their customers and we do not assume underwriting risks.

Since our founding in 1927, we have grown from a one-person agency to the world’s fourth largest insurance broker based on revenues, according to Business Insurance magazine’s July 15, 2013 edition, and the world’s largest property/casualty third-party claims administrator, according to Business Insurance magazine’s March 31, 2014 edition.

We have three reportable segments: brokerage, risk management and corporate, which contributed approximately 68%, 19% and 13%, respectively, to revenues during the fiscal year ended December 31, 2013. We generate approximately 77% of our revenues from the combined brokerage and risk management segments domestically, with the remaining 23% derived primarily from operations in Australia, Bermuda, Canada, the Caribbean, Singapore, New Zealand and the United Kingdom. Substantially all of the revenues of the corporate segment are generated domestically.

Shares of our common stock are traded on the New York Stock Exchange under the symbol “AJG”. We were reincorporated as a Delaware corporation in 1972.

RECENT DEVELOPMENTS

The Oval Acquisition

On April 1, 2014, we acquired Oval Group, an independent commercial insurance broker that operates out of 24 offices throughout the United Kingdom, for net cash consideration of approximately £199.0 million (approximately $331.3 million). We believe that Oval will significantly expand our retail distribution and position our Company as a top three U.K. retail commercial broker operating from over 70 locations and adding over 1,000 associates.

Our proposed acquisition of Pastel

On April 6, 2014, we signed a share sale agreement to acquire Pastel, which operates one of the largest insurance broking networks across Australia, from Wesfarmers Insurance Investments Pty Ltd and OAMPS Ltd (together, the “Seller”) both of which are subsidiaries of Wesfarmers Limited. Pursuant to the share sale agreement, we will acquire the Broking division of Wesfarmers Limited, which constitutes certain of the Seller’s insurance broking services in Australia, New Zealand and the United Kingdom (“Pastel”), including the Seller’s OAMPS businesses in Australia and the United Kingdom, Crombie Lockwood in New Zealand and associated premium funding operations, in exchange for A$1.01 billion, or approximately US$933 million, subject to a net current asset adjustment upon the completion of the transaction. Pastel operates one of the largest insurance broking networks across Australia. We expect to use the proceeds of the offering made pursuant to this prospectus supplement, cash on hand and proceeds from our revolving credit facility to fund the purchase price. Consummation of the Pastel acquisition is subject to certain customary closing conditions, including the receipt of Australian and New Zealand foreign investment approvals, the receipt of UK Financial Conduct Authority approval and the completion of a certain restructuring relating to Pastel.

During the year ended June 30, 2013, Pastel generated A$331.1 million in revenue and EBITDAC of A$107.8 million. Had we owned these operations during the same period, we estimate that our EBITDAC would have increased by A$93.6 million, plus we estimate we would have generated approximately A$13 million of operational cost synergies in our combined operations such as rent, systems, technology and licensing costs and other consumables. The A$93.6 million reflects Pastel’s EBITDAC of A$107.8 million, less A$7.6 million of interest expense that we would have reclassified as expenses of the premium funding operations, less another A$6.7 million of shared costs paid by Wesfarmers Limited attributable to such operations.

For additional financial information about Pastel, see Pastel’s special purpose audited combined financial report as of and for the years ended June 30, 2013, June 30, 2012 and June 30, 2011 and its special purpose unaudited combined financial report as of and for the six month period ended December 31, 2013 and December 31, 2012, each of which was attached as an exhibit to our Current Report on Form 8-K filed with the SEC on April 7, 2014 and is incorporated herein by reference. See “Incorporation by Reference.”

Pastel’s Australia operations generated 52% of Pastel’s revenues in the year ended June 30, 2013, from 26 offices across the country. For more than 30 years, it has offered insurance broking services to personal, small to medium commercial and corporate clients.

Pastel’s New Zealand operations generated 40.5% of Pastel’s revenues in the year ended June 30, 2013, across 23 offices in all major cities and regional areas. It also offers insurance broking services to personal, small to medium commercial and corporate clients.

Pastel’s U.K. operation generated 7.5% of Pastel’s revenues in the year ended June 30, 2013 and operates through approximately 5 offices in the U.K. In existence for more than 25 years, this operation is a specialized insurance provider that offers a range of insurance services, including general broking, London Markets and specialty petrochemical sector focused insurance services. They also provide environmental consultancy, incident management and remediation services to domestic and international businesses and individuals.

This offering is not conditioned on the closing of the Pastel acquisition and there can be no assurance that the Pastel acquisition will be completed. The shares offered hereby will remain outstanding whether or not the Pastel acquisition is completed. The Pastel acquisition is subject to various conditions, including the regulatory approvals referenced above as well as other customary closing conditions.

In light of our agreement to acquire Pastel, we are currently evaluating how best to integrate the two businesses, and we expect that while we await final approval of the Pastel acquisition over the course of the coming months we will assess and finalize plans for additional investments in our business.

Result of Operations for the Quarter Ended March 31, 2014

We recently announced our preliminary financial results for the quarter ended March 31, 2014, which results reported, among other items, the preliminary financial information below. For a description of the non-GAAP measures provided below, please see the section “Notes and Reconciliations Regarding Non-GAAP Measures” in this prospectus supplement.

The following preliminary estimates are derived from our preliminary internal financial reports and are subject to revision based on the completion of our quarter-end accounting and financial reporting processes necessary to finalize the financial statements. Because the financial statements for the quarter ended March 31, 2014 have not yet been finalized, and will be subject to further quarter end closing adjustments and audit procedures the results and other financial information regarding this period is subject to change, and actual results for this period may differ materially from these preliminary estimates. Accordingly, you should not place undue reliance on these preliminary estimates. See “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC. The Company does not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events or otherwise, except as otherwise required by law.

Quarter Ended March 31	Revenues			EBITDAC			Diluted Net Earnings Per Share
Segment	1st Q 14	1st Q 13	Chg	1st Q 14	1st Q 13	Chg	1st Q 14	1st Q 13	Chg
	(in millions)			(in millions)
Brokerage, as adjusted	$567.6	$457.0	24%	$110.7	$82.4	34%	$0.29	$0.22	32%
Gains on book sales	1.0	0.4		1.0	0.4		—	—
Acquisition integration	—	—		(6.5)	(3.0)		(0.03)	(0.02)
Workforce & lease termination	—	—		(2.2)	—		(0.01)	—
Acquisition related adjustments	—	—		(1.1)	—		(0.01)	(0.01)
Levelized foreign currency translation	—	(3.0)		—	0.5		—	—

Brokerage, as reported	568.6	454.4		101.9	80.3		0.24	0.19

Risk Management, as adjusted	160.0	148.9	7%	26.0	24.1	8%	0.10	0.10	0%
Workforce & lease termination	—	—		(0.2)	—		—	—
South Australia and claim portfolio transfer ramp up	—	1.4		(1.2)	1.3		(0.01)	0.01
Levelized foreign currency translation	—	3.3		—	1.1		—	—

Risk Management, as reported	160.0	153.6		24.6	26.5		0.09	0.11

Total Brokerage & Risk Management, as reported	728.6	608.0		126.5	106.8		0.33	0.30
Corporate, as reported	186.4	66.1		(6.0)	(8.5)		0.03	0.02

Total Company, as reported	$915.0	$674.1		$120.5	$98.3		$0.36	$0.32

Total Brokerage & Risk Management, as adjusted	$727.6	$605.9	20%	$136.7	$106.5	28%	$0.39	$0.32	22%

We also announced certain other key information about our performance, including:

•	In the first quarter of 2014, our combined Brokerage and Risk Management segments posted 20% growth in adjusted total revenues, 4.0% organic growth in commission and fee revenues, 28% growth in adjusted EBITDAC and adjusted EBITDAC margin improved by 120 basis points, as compared to the first quarter of 2013.

•	For our Brokerage segment, adjusted total revenues were up 24%, base organic commission and fee revenues grew 3.3% and adjusted EBITDAC was up 34%, as compared to the first quarter of 2013.

•	For our Risk Management segment, adjusted total revenues were up 7%, base organic fee revenues grew 6.0% and adjusted EBITDAC was up 8%, as compared to the first quarter of 2013.

CORPORATE INFORMATION

Our principal executive offices are located at Two Pierce Place, Itasca, Illinois 60143-3141. Our telephone number is (630) 773-3800. Our website is http://www.ajg.com. The contents of our website are not a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following summary contains basic information about this offering. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more complete description of the shares of common stock, see “Description of Common Stock” in this prospectus supplement.

Issuer	Arthur J. Gallagher & Co., a Delaware corporation.

Common stock offered	19,000,000 shares. We have also granted the underwriters a 30-day option to purchase up to 2,850,000 additional shares.

Common stock to be outstanding immediately following this offering	154,082,620 shares (or 156,932,620 shares if the underwriters exercise their option to purchase additional shares in full) (based on shares outstanding on March 31, 2014).

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $791.7 million (or approximately $910.6 million if the underwriters exercise their option to purchase additional shares in full) after deducting underwriting discounts and commissions and offering expenses. We expect to use the net proceeds from the sale of the shares to fund a portion of the cash consideration payable in connection with the Pastel acquisition and, to the extent that any proceeds remain thereafter, or the Pastel acquisition is not completed, for the repayment of amounts borrowed under our line of credit to finance the Oval acquisition and for general corporate purposes, including other acquisitions. This offering is not conditioned on the closing of the Pastel acquisition and there can be no assurance that the Pastel acquisition will be completed. The shares offered hereby will remain outstanding whether or not the Pastel acquisition is completed. See “Use of proceeds.”

Trading symbol for our common stock	Our common stock is listed on the New York Stock Exchange under the symbol “AJG.”

United States federal income tax considerations	For a discussion of certain United States federal income tax consequences of holding and disposing of shares of our common stock, see “Material U.S. Federal Income Tax Consequences.”

Risk factors

You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk factors” as well as the other information included in or incorporated by reference into this prospectus supplement before deciding whether to invest in the shares.

Except as otherwise indicated, all information in this prospectus supplement:

•	assumes that the underwriters will not exercise their option to purchase up to 2,850,000 additional shares from the Company;

•	excludes 8,000,000 shares representing the maximum number of shares remaining for issuance pursuant to our Registration Statement on Form S-4 (File No. 333-193957) in connection with acquisitions;

•	excludes 79,994 shares representing the maximum number of shares remaining for issuance pursuant to our Registration Statement on Form S-4 (File No. 333-188651) in connection with acquisitions;

•	excludes 9,457,169 shares issuable upon the exercise of options outstanding as of March 31, 2014 with a weighted average exercise price of $34.51 per share; and

•	excludes an estimated 486,777 shares available for purchase under our Employee Stock Purchase Plan as of March 31, 2014.

RISK FACTORS

Investing in our common stock involves risks, including the risks described below that are specific to shares of our common stock and those that could affect us and our business. You should not purchase shares of our common stock unless you understand these investment risks. Please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any shares of our common stock, you should consider carefully the risks and other information in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Risks Relating to the Proposed Pastel Acquisition

This offering is not conditioned upon the closing of the acquisition and there can be no assurance that the acquisition will be completed.

On April 6, 2014, we signed a share sale agreement under which we expect to acquire Pastel for A$1.01 billion, or approximately US$933.0 million. We expect the Pastel acquisition to close in the second or third quarter of 2014, subject to regulatory approvals and customary closing conditions. This offering is not conditioned on the closing of the Pastel acquisition, and we cannot assure you that the Pastel acquisition will be completed. The shares offered hereby will remain outstanding whether or not the Pastel acquisition is completed.

The failure to successfully integrate Pastel’s business and operations or fully realize synergies from the Pastel acquisition in the expected time frame may adversely affect our future results.

The success of the Pastel acquisition will depend, in part, on our ability to successfully integrate Pastel’s business and operations and fully realize the anticipated benefits and synergies from combining our business with Pastel’s businesses. However, to realize these anticipated benefits and operational synergies (such as rent, systems, technology and licensing costs, and other consumables), we must successfully combine these businesses. If we are unable to achieve these objectives following the Pastel acquisition, the anticipated benefits and operational synergies of the Pastel acquisition may not be realized fully or at all or may take longer to realize than expected. Any failure to timely realize these anticipated benefits could have a material adverse effect on our revenues, expenses and operating results.

We and Pastel have operated and, until the completion of the Pastel acquisition, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, loss of key clients, decreases in revenues and increases in operating costs, as well as the disruption of each company’s ongoing businesses, any or all of which could limit our ability to achieve the anticipated benefits and operational synergies of the Pastel acquisition and have a material adverse effect on our revenues and operating results. Integration efforts between the two companies will also divert management attention and resources, which could also adversely affect our operating results.

The share sale agreement for the Pastel acquisition may be terminated in accordance with its terms and the Pastel acquisition may not be completed.

The share sale agreement for the Pastel acquisition is subject to a number of conditions which must be fulfilled in order to complete the Pastel acquisition. Those conditions include receipt of Australian and New Zealand foreign investment approvals, UK Financial Conduct Authority approval and the completion of certain restructuring relating to Pastel.

In addition, both we and Pastel have rights to terminate the share sale agreement under certain circumstances specified in the share sale agreement.

We are not providing pro forma financial statements reflecting the impact of the Pastel acquisition on our historical financial information.

We are not in a position at this time to include pro forma financial information reflecting the estimated pro forma impact of the Pastel Acquisition on our historical financial information in this prospectus supplement. As a result, investors will be required to determine whether to participate in this offering without the benefit of this pro forma financial information. In addition, it is possible that our preparation of pro forma information or our experience in operating Pastel will require us to adjust our expectations regarding the impact of the Pastel acquisition on our operating results.

If the Pastel acquisition is consummated, we will be exposed to risks arising from Pastel’s premium funding business.

Pastel, through its premium funding business, is exposed to the risks associated with lending money to other parties. The ability of a premium funding client to meet their monthly repayment is dependent on a range of economic conditions. Historically, Pastel’s premium funding business has experienced a low bad debts-to-loans ratio. To date, Pastel’s exposure to credit risk has been limited by a significant majority of premium loans (by value) being advanced for cancellable policies whereby Pastel can usually recover its outstanding loan from the pro-rata refund of premium. For further security, Pastel typically has credit insurance for loans above a certain amount. However if an insurance provider fails or is unable to satisfy claims, clients of the premium funding business who are insured by that insurance provider may stop repayment of their loans. In these circumstances, the premium funder may not be able to recover the amount it has lent the client.

Risks Relating to the Offering

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•	general economic and political conditions such as recessions, economic downturns and acts of war or terrorism;

•	quarterly variations in our operating results;

•	seasonality of our business cycle;

•	changes in the market’s expectations about our operating results;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the financial services industry in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends in our markets, including any expectations regarding an upcoming “hard” or “soft” market;

•	changes in laws and regulations affecting our business;

•	material announcements by us or our competitors;

•	the impact or perceived impact of developments relating to our investments, including the possible perception by securities analysts or investors that such investments divert management attention from our core operations;

•	market volatility;

•	a negative market reaction to announced acquisitions, including the Pastel acquisition;

•	competitive pressures in each of our segments;

•	general conditions in the insurance industry;

•	legal proceedings;

•	regulatory requirements, including international sanctions and the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010 or other anti-corruption laws;

•	quarter-to-quarter volatility in the earnings impact of IRC Section 45 tax credits from our clean energy investments, due to the application of accounting standards applicable to the recognition of tax credits; and

•	sales of substantial amounts of common shares by our directors, executive officers or significant stockholders or the perception that such sales could occur.

Shareholder class action lawsuits may be instituted against us following a period of volatility in our stock price. Any such litigation could result in substantial cost and a diversion of management’s attention and resources.

Our stock price may be negatively affected by fluctuations in our financial results.

Our operating results, revenues and expenses may fluctuate as a result of changes in general economic conditions and also for many other reasons, many of which are outside of our control, such as: competition; our ability to control expenses; loss of revenues; changes or consolidation in the insurance brokerage industry; the volatility of or declines in premiums or other adverse trends in the insurance industry; our investments in geographic expansion and to increase our presence in existing markets; interest rate fluctuations; successful execution of our strategic growth plans; managerial execution; employee retention; growing risks associated with international operations; foreign currency and exchange rate fluctuations; inflation; litigation; acquisitions of other companies or assets; or our investments in other corporate resources. In addition, changes in accounting policies or practices may affect our level of net income. Fluctuations in our financial results, revenues and expenses may cause the market price of our common stock to decline.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common or of preferred stock or convertible securities could be substantially dilutive to holders of our common stock. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our shares of our common stock in the future and those stock appreciation rights, options, or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

The common stock is equity and is subordinate to our existing and future indebtedness and preferred stock.

Shares of the common stock are equity interests in AJG and do not constitute indebtedness. As such, shares of the common stock will rank junior to all indebtedness and other non-equity claims on AJG with respect to assets available to satisfy claims on AJG, including in a liquidation of AJG. Additionally, our board of directors is authorized to issue series of preferred stock without any action on the part of holders of our common stock. Holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding.

We have not identified any specific use of the net proceeds of this offering in the event the share sale agreement is terminated.

Consummation of the Pastel acquisition is subject to a number of conditions and, if the share sale agreement is terminated for any reason, our board of directors and management will have broad discretion over the use of the net proceeds we receive in this offering and might not apply the net proceeds in ways that increase the trading price of our common stock. Since the primary purpose of this offering is to provide funds to pay a portion of the Pastel acquisition consideration, we have not identified a specific use for the net proceeds in the event the Pastel acquisition does not occur. Any funds received may be used by us for any corporate purpose, which may include the repayment of amounts borrowed under our line of credit to finance the Oval acquisition, pursuit of other business combinations, expansion of our operations, share repurchases or other uses. The failure of our management to use the net proceeds from this offering effectively could have an adverse effect on our business and may have an adverse effect on our earnings per share.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $791.7 million. If the underwriters exercise their option to purchase additional shares in full, the net proceeds of this offering will be approximately $910.6 million. “Net proceeds” is what we expect to receive after paying the underwriting discount and commissions and other estimated expenses of the offering.

We expect to use the net proceeds of this offering to fund a portion of the cash consideration payable in connection with the Pastel acquisition and, to the extent that any proceeds remain thereafter, or the Pastel acquisition is not completed, for the repayment of amounts borrowed under our line of credit to finance the Oval acquisition and for general corporate purposes including other acquisitions. This offering is not conditioned on the closing of the Pastel acquisition and there can be no assurance that the Pastel acquisition will be completed. The shares offered hereby will remain outstanding whether or not the acquisition is completed.

We expect that, as of April 7, 2014, the total cash consideration payable in respect of the Pastel common stock and other equity securities of Pastel in connection with the Pastel acquisition will be approximately $933 million. In addition to the net proceeds from this offering, we expect to use available cash and the proceeds from our revolving credit facility and cash on hand to complete the acquisition.

COMMON STOCK TRADING PRICE AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange, trading under the symbol “AJG.” The following table sets forth information as to the price range of our common stock for the two-year period from January 1, 2012 through December 31, 2013 and the dividends declared per common share for such period. On January 23, 2014, the Company’s board of directors declared a $0.36 per share dividend for the quarter ended March 31, 2014. The table reflects the range of high and low sales prices per share as reported on the New York Stock Exchange composite listing.

Quarterly Periods	High	Low	Dividends Declared per Common Share
2013
First	$41.31	$34.97	$.35
Second	45.87	40.51	.35
Third	45.89	41.11	.35
Fourth	48.49	43.57	.35
2012
First	$36.33	$32.01	$.34
Second	38.24	33.75	.34
Third	37.56	34.46	.34
Fourth	36.99	34.20	.34

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is only a summary. For more complete information, you should refer to our amended and restated certificate of incorporation, bylaws and any amendments thereto, which we have filed with the SEC. In addition, you should refer to the Delaware General Corporation Law, which also governs our structure, management and activities.

Common Stock

Under our amended and restated certificate of incorporation, our board of directors, which we refer to as our board, is authorized to issue up to 400,000,000 shares of common stock. The holders of our common stock will be entitled to receive such dividends as our board may declare from time to time, provided that any and all preferred dividends on our preferred stock for the then current quarter have been set aside or paid, and all prior quarterly dividends on our preferred stock have been paid in full. Upon our liquidation, the holders of our common stock will receive ratably, in proportion to the number of shares held, all of our net assets remaining after the payment of any liquidation preference payable with respect to any preferred stock that may then be outstanding. Our common stock is not subject to redemption or retirement. Each holder of our common stock is entitled to one vote for each share of such stock standing in his or her name on the books of the corporation. The holders of our common stock do not have cumulative voting rights in the election of directors. No holder of our common stock has preemptive or other rights to subscribe for additional shares of any class of our stock.

As of March 31, 2014, there were 135,082,620 shares of common stock issued and outstanding.

Preferred Stock

Under our amended and restated certificate of incorporation, our board is authorized to issue up to 1,000,000 shares of preferred stock. Our preferred stock may be issued in one or more series, and for such consideration as our board may determine. Our board is authorized to determine the voting power of each series of preferred stock, which may range from no voting power to a maximum of one vote per share. If our board does not explicitly provide the voting power of any series of our preferred stock in the resolution or resolutions providing for the issuance of such series, the holders of that series of preferred stock have no voting power with respect to any matter. Our board is also authorized to fix the designations, preferences, qualifications, limitations, restrictions and relative, participating, optional or other special rights thereof, as provided for in the resolution or resolutions providing for the issuance of such shares of preferred stock.

All shares of one series of preferred stock must be of equal rank and identical in all respects. No dividend may be paid or declared on any particular series of preferred stock unless dividends are to be paid or declared pro rata on all shares of preferred stock that rank equally as to dividends with such particular series, and are outstanding at such time.

Shares of our preferred stock that are redeemed, converted, exchanged, purchased, retired or surrendered to us, or that have been issued and reacquired in any manner, shall, upon compliance with any applicable provisions of The General Corporation Law of the State of Delaware, have the status of authorized and unissued shares of preferred stock and may be reissued by our board as part of the series of which they were originally a part, or may be reclassified into and reissued as part of a new series or as part of any other series. No holder of our preferred stock has preemptive or other rights to subscribe for additional shares of any class of our stock.

As of the date of this prospectus supplement, no shares of our preferred stock are issued and outstanding.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that stockholder action may be taken only at annual or special meetings of stockholders. As a result, our stockholders may not act upon any matter except at a duly called meeting of stockholders.

Actions to Increase or Decrease Amount of Authorized Shares

Subject to the rights of any outstanding series of preferred stock, any amendment to our amended and restated certificate of incorporation that may increase or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of our voting stock.

NOTES AND RECONCILIATIONS REGARDING NON-GAAP MEASURES

In the discussion and analysis of our results of operations included in our Annual Report on Form 10-K and in this prospectus supplement and in our discussion of the financial results of Pastel, we provide information regarding EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin, diluted net earnings per share (as adjusted) for the brokerage and risk management segments, adjusted total revenues and organic revenue. These measures are not in accordance with, or are an alternative to, the GAAP information included or incorporated by reference in this prospectus supplement. We believe that these presentations provide useful information to management, analysts and investors regarding financial and business trends relating to our and Pastel’s results of operations and financial condition. Our industry peers may provide similar supplemental non-GAAP information related to organic revenues and EBITDAC, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information we provide should be used in addition to, but not as a substitute for, the GAAP information provided. Certain reclassifications have been made to the prior-year amounts reported in this report in order to conform them to the current year presentation.

Adjusted presentation – We believe that the adjusted presentation of results for the first quarters of 2013 and 2014, provides useful information regarding certain financial metrics that may assist you in analyzing our operating results. After-tax amounts related to the adjustments were computed using the normalized effective tax rate for each respective period.

Earnings Measures – We believe that the presentation of EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin and diluted net earnings per share (as adjusted) for the brokerage and risk management segment and for Pastel, each provides a meaningful representation of operating performance. We consider EBITDAC and EBITDAC margin as a way to measure financial performance on an ongoing basis. Adjusted EBITDAC, adjusted EBITDAC margin and diluted net earnings per share (as adjusted) for the brokerage and risk management segments and for Pastel are presented to improve the comparability of our results between periods by eliminating the impact of items that have a high degree of variability.

•	EBITDAC – We define this measure as net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables.

•	EBITDAC margin – We define this measure as EBITDAC divided by total revenues.

•	Adjusted EBITDAC – We define this measure as EBITDAC adjusted to exclude net gains realized from sales of books of business, acquisition integration costs, workforce related charges, lease termination related charges, New Zealand earthquake claims administration costs, South Australia and claim portfolio transfer ramp up fees/costs, acquisition related adjustments and the period-over-period impact of foreign currency translation, as applicable.

•	Adjusted EBITDAC margin – We define this measure as adjusted EBITDAC divided by total adjusted revenues (defined above).

•	Diluted net earnings per share (as adjusted) – We define this measure as net earnings adjusted to exclude the after-tax impact of net gains realized from sales of books of business, acquisition integration costs, New Zealand earthquake claims administration, South Australia and claim portfolio transfer ramp up fees/costs, workforce related charges, lease termination related charges, acquisition related adjustments the period-over-period impact of foreign currency translation, as applicable, divided by diluted weighted average shares outstanding.

Organic Revenues – For the brokerage segment, organic change in base commission and fee revenues excludes the first twelve months of net commission and fee revenues generated from acquisitions accounted for as purchases and the net commission and fee revenues related to operations disposed of in each year presented. These commissions and fees are excluded from organic revenues in order to help interested persons analyze the revenue growth associated with the operations that were a part of our business in both the current and prior year. In addition, change in organic growth excludes the impact of supplemental and contingent commission revenues and the period-over-period impact of foreign currency translation and disposed of operations. The amounts excluded with respect to foreign currency translation are calculated by applying current year foreign exchange rates to the same prior year periods. For the risk management segment, organic change in fee revenues excludes the first twelve months of fee revenues generated from acquisitions accounted for as purchases and the fee revenues related to operations disposed of in each year presented. In addition, change in organic growth excludes the impact of South Australian ramp up fees, New Zealand earthquake claims administration and the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability or due to the limited-time nature of these revenue sources.

These revenue items are excluded from organic revenues in order to determine a comparable measurement of revenue growth that is associated with the revenue sources that are expected to continue in 2014 and beyond. We have historically viewed organic revenue growth as an important indicator when assessing and evaluating the performance of our brokerage and risk management segments. We also believe that using this measure allows financial statement users to measure, analyze and compare the growth from our brokerage and risk management segments in a meaningful and consistent manner.

Reconciliation of Non-GAAP Information Presented to GAAP Measures – Set forth below are tabular reconciliations to the most comparable GAAP measures for adjusted revenues, EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin, diluted net earnings per share (as adjusted) and organic revenue measures.

	Brokerage Segment		Risk Management Segment		Corporate Segment
Reconciliation of EBITDAC to net earnings:	1st Q 2014	1st Q 2013	1st Q 2014	1st Q 2013	1st Q 2014	1st Q 2013
Net earnings	$32.6	$24.6	$12.1	$13.9	$4.6	$2.0
Provision for income taxes	17.8	16.0	6.9	7.6	(27.7)	(21.8)
Interest	—	—	—	—	16.2	11.2
Depreciation	9.0	6.3	4.9	4.4	0.9	0.1
Amortization	37.4	29.0	0.7	0.6	—	—
Change in estimated acquisition earnout payables	5.1	4.4	—	—	—	—

EBITDAC	$101.9	$80.3	$24.6	$26.5	$(6.0)	$(8.5)

Brokerage Segment Reconciliations

Organic Revenues (non-GAAP)	1st Q 14	1st Q 13
Base Commissions and Fees
Commissions as reported	$411.5	$326.8
Fees as reported	97.6	86.7
Less commissions and fees from acquisitions	(82.2)	—
Less disposed of operations	—	(2.8)
Levelized foreign currency translation	—	2.4

Organic base commissions and fees	$426.9	$413.1

Organic change in base commissions and fees	3.3%	4.8%

Supplemental Commissions
Supplemental commissions as reported	$25.4	$17.3
Less supplemental commissions from acquisitions	(7.3)	—

Organic supplemental commissions	$18.1	$17.3

Organic change in supplemental commissions	4.6%	-8.2%

Contingent Commissions
Contingent commissions as reported	$32.2	$22.5
Less contingent commissions from acquisitions	(4.9)	—

Organic contingent commissions	$27.3	$22.5

Organic change in contingent commissions	21.3%	0.0%

Adjusted EBITDAC (non-GAAP)	1st Q 14	1st Q 13
Total EBITDAC	$101.9	$80.3
Gains from books of business sales	(1.0)	(0.4)
Acquisition integration *	6.5	3.0
Acquisition related adjustments	1.1	—
Workforce and lease termination related charges	2.2	—
Levelized foreign currency translation	—	(0.5)

Adjusted EBITDAC	$110.7	$82.4

Adjusted EBITDAC change	34.3%	27.7%

Adjusted EBITDAC margin	19.5%	18.0%

*	Acquisition integration – During first quarter 2014, integration costs related to the acquisitions of Giles and Bollinger totaled $4.2 million and $2.3 million, respectively. These costs were primarily related to the on-boarding of over 1,600 employees, communication system conversion costs and related performance compensation. Integration costs in 2013 relate to the Heath Lambert acquisition only.

Risk Management Segment Reconciliations

Organic Revenues (Non-GAAP)	1st Q 14	1st Q 13
Fees	$155.5	$147.3
International performance bonus fees	4.1	5.7

Fees as reported	159.6	153.0
Less fees from acquisitions	(2.2)	—
Less South Australia ramp up fees	—	(1.4)
Less New Zealand earthquake claims administration	—	(0.1)
Levelized foreign currency translation	—	(3.0)

Organic fees	$157.4	$148.5

Organic change in fees	6.0%	10.8%

Adjusted EBITDAC (non-GAAP)	1st Q 14	1st Q 13
Total EBITDAC	$24.6	$26.5
Workforce and lease termination related charges	0.2	—
South Australia and claim portfolio transfer ramp up costs	1.2	(1.3)
Levelized foreign currency translation	—	(1.1)

Adjusted EBITDAC	$26.0	$24.1

Adjusted EBITDAC change	7.9%	7.6%

Adjusted EBITDAC margin	16.3%	16.2%

	Combined Brokerage & Risk Management Segments
Organic Revenues	1st Q 14	1st Q 13
Base Commissions and Fees
Commissions as reported	$411.5	$326.8
Fees	253.1	234.0
International performance bonus fees	4.1	5.7
Less commissions and fees from acquisitions	(84.4)	—
Less disposed of operations	—	(2.8)
Less South Australia ramp up fees	—	(1.4)
Less New Zealand earthquake claims administration	—	(0.1)
Levelized foreign currency translation	—	(0.6)

Organic base commissions and fees	$584.3	$561.6

Organic change in base commissions and fees	4.0%

Pastel Financial Information

Reconciliation of EBITDAC to net profit:	Fiscal 2013 A$'000
Net profit	$51,147
Interest expense	19,389
Income tax expense	20,524
Depreciation	4,615
Amortisation	12,138

EBITDAC	$107,813

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	11,175,593
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,523,836
BMO Capital Markets Corp.	796,402
Keefe, Bruyette & Woods, Inc.	796,402
Sterne, Agee & Leach, Inc.	796,402
Dowling & Partners Securities, LLC	477,841
Stephens Inc.	477,841
Piper Jaffray & Co.	318,561
Janney Montgomery Scott LLC	318,561
Raymond James & Associates, Inc.	318,561

Total	19,000,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,850,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,850,000 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$43.2500	$821,750,000	$945,012,500
Underwriting discounts and commissions	$1.51375	$28,761,250	$33,075,437
Proceeds, before expenses, to us	$41.73625	$792,988,750	$911,937,063

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $1.3 million. We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $15,000.

Our common stock has been approved for listing on the New York Stock Exchange the trading symbol “AJG”.

We and all of our directors and officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares to the underwriters;

•	the issuance by the Company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period;

•	the transfer or forfeiture to the Company of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock issued pursuant to the Company’s equity incentive plans upon (x) a vesting event with respect to such securities or (y) the exercise of any option to purchase common stock where such exercise does not occur prior to the earlier of (1) the date on which the distribution of the shares offered hereby is complete or (2) the second business day preceding the date such option will expire in accordance with its terms, in each case (x) or (y) on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the undersigned in connection with such vesting or exercise; or

•

the issuance of shares of Common Stock in an aggregate amount not to exceed a number of shares of Common Stock equal to $75 million divided by the public offering price on the cover of this prospectus supplement (approximately 1.6 million shares based on the closing price of our common stock on April 4, 2014) in connection with (x) the acquisition of a business or other entity by the Company or any of its subsidiaries or (y) the payment of earnout obligations arising under the Company’s or any of its subsidiaries’ acquisition agreements.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us or our affiliates, for which such underwriter received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve our securities and/or our instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Morgan Stanley & Co. LLC acted as financial advisor in connection with the Pastel acquisition.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time.

For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(a)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to the acquisition, ownership and disposition of shares of our common stock, but does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or Code, final, temporary and proposed Treasury regulations promulgated thereunder, administrative rulings and judicial opinions, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the U.S. Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to non-U.S. holders who purchase shares of our common stock issued pursuant to this offering and who hold such shares of our common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate or gift tax laws or tax considerations arising under the laws of any non-U.S., state or local jurisdiction.

This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships or other pass-through entities;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain U.S. expatriates;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock; and

•	persons that will hold common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes.

Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership holding shares of our common stock (and such partnership) should consult their own tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION,

OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

In general, a “non-U.S. holder” is any beneficial owner of shares of our common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. person. A “U.S. person” is a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person.

Distributions on Our Common Stock

Distributions, if any, on our common stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as reducing your adjusted basis in your shares of common stock, and, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock, which will be treated as described under the section titled “—Gain on Sale or Other Taxable Disposition of Shares of Our Common Stock” below.

Dividends paid to a non-U.S. holder on shares of our common stock will generally be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or other applicable form) certifying, under penalties of perjury, such non-U.S. holder’s qualification for the reduced rate.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on shares of our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from the aforementioned U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). Such effectively connected dividends will generally be subject to U.S. federal income tax on a net income basis at the same graduated U.S. federal income tax rates applicable to U.S. persons. A non-U.S. holder that is a corporation may also be subject to an additional branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted.

A non-U.S. holder that claims an exemption from withholding or the benefit of an applicable income tax treaty will generally be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders that do not timely provide us or our paying agent with the required certification may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale or Other Taxable Disposition of Shares of Our Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder will not generally be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of shares of our common stock, unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder in the United States and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	we are or have been a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period for the shares of our common stock, and our common stock was not regularly traded on an established securities market at any time during the calendar year in which the disposition occured. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.

We believe we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the same graduated U.S. federal income tax rates applicable to U.S. persons. A non-U.S. holder that is a corporation may also be subject to an additional branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses realized during the same taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. This information may also be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding will not generally apply to distributions to a non-U.S. holder provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided the required information is timely furnished to the IRS.

Foreign Accounts Tax Compliance Act (“FATCA”)

Under the provisions of the Code referred to as FATCA, U.S. withholding tax in addition to that described above may apply to certain types of payments made to “foreign financial institutions,” as specially defined under such rules, and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, shares of our common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, complies with the requirements of such agreement. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. The legislation applies to payments of dividends made after June 30, 2014, and to gross proceeds from the sale or other disposition of shares of our common stock after December 31, 2016. Prospective investors should consult their tax advisors regarding this legislation.

VALIDITY OF THE COMMON STOCK

The validity of the common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. The underwriters have been represented by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

EXPERTS

The consolidated financial statements of Arthur J. Gallagher & Co. (“Gallagher”) appearing in Gallagher’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of Gallagher’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The special purpose combined financial report of the Broking Division of Wesfarmers Limited (“Broking Division”) for the years ended June 30, 2013, June 30, 2012 and June 30, 2011 included in Gallagher’s Current Report on Form 8-K filed with the SEC on April 7, 2014, have been audited by Ernst & Young Australia, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial report is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room

100 F Street NE

Washington, DC 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our filings are also available to the public through the website maintained by the SEC at www.sec.gov or from commercial document retrieval services. Our filings are also available on our website at www.investor.ajg.com/phoenix. You are encouraged to read the materials that we file with the SEC, which disclose important information about us. This information includes any filing we have made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. The information on our website or any other website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus or any other filing we make with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement and the accompanying prospectus. These documents contain important information about us and our financial condition, business and results.

We are incorporating by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus supplement and prior to the termination of any offering; except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including the portions of our proxy statement for our 2014 annual meeting of stockholders incorporated by reference therein);

•	our Current Reports on Form 8-K filed with the SEC on March 3, 2014, March 14, 2014, April 1, 2014 and April 7, 2014 (Item 1.01 and Item 7.01 information with respect to the Pastel acquisition and the related Ernst & Young Australia consent only); and

•	the description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 1-9761), filed on October 22, 1987 and any amendment or report filed for the purpose of updating such description.

We will provide, without charge, to each person to whom a copy of this prospectus supplement has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus supplement, if such person makes a written or oral request directed to:

Arthur J. Gallagher & Co.

Two Pierce Place

Itasca, Illinois 60143-3141

Attention: General Counsel

(630) 773-3800

You can obtain copies of documents incorporated by reference in this prospectus supplement, without charge, by requesting them in writing or by telephone from us at Arthur J. Gallagher & Co., Two Pierce Place, Itasca, Illinois 60143-3141, Attention: General Counsel, telephone (630) 773-3800. You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus, and any applicable free writing prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

Our principal executive office is located at Two Pierce Place, Itasca, Illinois 60143-3141 (telephone number (630) 773-3800). We maintain a website at www.ajg.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus, nor is it incorporated by reference.

PROSPECTUS

ARTHUR J. GALLAGHER & CO.

Common Stock

This prospectus relates to shares of our common stock that we may offer and sell from time to time. We may also use this prospectus from time to time to register shares of our common stock that may be offered and sold by selling stockholders.

Each time we sell shares of our common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell our common stock without a prospectus supplement describing the method and terms of the offering. You should read this prospectus and any prospectus supplement together with the information described under the heading “Incorporation of Certain Information by Reference” before you make your investment decision.

We may sell our common stock on a continuous or delayed basis directly, through agents or underwriters designated from time to time or through a combination of these methods. For additional information on the method of sale, you should refer to the section of this prospectus entitled “Plan of Distribution” on page 4. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of our common stock. If any agents, dealers or underwriters are involved in the sale of our common stock, the applicable prospectus supplement will set forth the names and any applicable commissions or discounts.

Our common stock is traded on the New York Stock Exchange under the symbol “AJG.” On November 19, 2013, the closing price of our common stock was $47.24 per share.

Investing in our common stock involves risk. You should carefully read the information included and incorporated by reference into this prospectus for a discussion of the factors you should carefully consider in determining whether to invest in our common stock, including the discussion of risks described under “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC. Under the shelf registration process, we may from time to time, offer and sell shares of our common stock or use this prospectus to register shares of our common stock that may be offered and sold by selling stockholders from time to time. This prospectus provides a general description of the common stock that we may offer and sell and that may be offered and sold by selling stockholders. Each time we offer and sell our common stock, we will provide a prospectus supplement containing specific information about the terms of the common stock being offered and the manner in which it may be offered. We may add, update or change the information contained in this prospectus by means of one or more prospectus supplements. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. Before investing in our common stock, both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” should be carefully reviewed.

ARTHUR J. GALLAGHER & CO.

We are engaged in providing insurance brokerage and third-party claims settlement and administration services to entities in the United States and abroad. We believe that our major strength is our ability to deliver comprehensively structured insurance and risk management services to our clients. Our brokers, agents and administrators act as intermediaries between insurers and their customers and we do not assume underwriting risks.

Since our founding in 1927, we have grown from a one-person agency to the world’s fourth largest insurance broker based on revenues, according to Business Insurance magazine’s July 2013 edition, and the world’s second largest property/casualty third-party claims administrator, according to Business Insurance magazine’s April 2013 edition. We generate approximately 80% of our revenues domestically, with the remaining 20% derived primarily from operations in Australia, Bermuda, Canada, the Caribbean, Singapore, New Zealand and the United Kingdom, based on revenues during the nine-month period ended September 30, 2013.

Shares of our common stock are traded on the New York Stock Exchange under the symbol “AJG,” and we had a market capitalization at September 30, 2013 of approximately $5.7 billion. We were reincorporated as a Delaware corporation in 1972. Our executive offices are located at Two Pierce Place, Itasca, Illinois 60143-3141, and our telephone number is (630) 773-3800.

We have three reporting segments: brokerage, risk management and corporate, which contributed approximately 73%, 22% and 5%, respectively, to 2012 revenues, and 68%, 20% and 12%, respectively, to revenues during the nine-month period ended September 30, 2013.

Unless the context otherwise requires, the terms “we,” “our” and “us” refer to both Arthur J. Gallagher & Co. and its subsidiaries. The term “you” refers to a prospective investor.

RISK FACTORS

Investing in our common stock involves risks. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference into this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “estimate,” “expect,” “contemplate,” “forecast,” “project,” “intend,” “plan,” “potential,” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “see,” “should,” “will” and “would.” Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. For example, we may use forward-looking statements when addressing topics such as: market and industry conditions, including competitive and pricing trends; acquisition strategy; the expected impact of acquisitions and dispositions; the development and performance of our services and products; changes in the composition or level of our revenues or earnings; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; pension obligations; cash flow and liquidity; capital structure and financial losses; future actions by regulators; the impact of changes in accounting rules; financial markets; interest rates; foreign exchange rates; matters relating to our operations; income taxes; and expectations regarding our investments, including our clean energy investments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.

Many factors could affect our actual results, and variances from our current expectations regarding such factors could cause actual results to differ materially from those expressed in our forward-looking statements. Potential factors that could impact results include:

•	The volatility of or declines in premiums or other adverse trends in the insurance industry;

•	An economic downturn, including one caused by the U.S. government shutdown and potential default, as well as uncertainty regarding the European debt crisis and market perceptions concerning the instability of the Euro;

•	The competitive pressures in each of our businesses;

•	The risks that could negatively affect the success of our acquisition strategy, including continuing consolidation in our industry, which could make it more difficult to identify targets and could make them more expensive, execution risks, integration risks, the risk of post-acquisition deterioration leading to intangible asset impairment charges, and the risk we could incur or assume unanticipated regulatory liabilities such as those relating to violations of anti-corruption and sanctions laws;

•	Our failure to attract and retain experienced and qualified personnel;

•	The risks arising from our growing international operations, including the risks posed by political and economic uncertainty in certain countries, risks related to maintaining regulatory and legal compliance across multiple jurisdictions (such as those relating to violations of anti-corruption, sanctions and privacy laws), and risks arising from the complexity of managing businesses across different time zones, geographies, cultures and legal regimes;

•	The risks particular to our risk management segment;

•	The lower level of predictability inherent in contingent and supplemental commissions versus standard commissions;

•	Sustained increases in the cost of employee benefits;

•	Our failure to apply technology effectively in driving value for our clients through technology-based solutions or our failure to gain internal efficiencies and effective internal controls through the application of technology and related tools;

•	Our inability to recover successfully should we experience a disaster, material cybersecurity attack or other significant disruption to business continuity;

•	Our failure to comply with regulatory requirements, including those related to international sanctions, or a change in regulations that adversely affects our operations;

•	Violations by us of the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010 or other anti-corruption laws;

•	Our failure to adapt our services to changes resulting from the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act;

•	Unfavorable determinations related to contingencies and legal proceedings;

•	Our improper disclosure of personal data;

•	Significant changes in foreign exchange rates;

•	Changes in our accounting estimates and assumptions;

•	The risks related to our clean energy investments, including the risk of environmental and product liability claims and environmental compliance costs;

•	The disallowance of tax credits under Section 29 or 45 of the Internal Revenue Code of 1986, as amended;

•	The risks related to losses on other investments held by our corporate segment;

•	The restrictions and limitations in the agreements and instruments governing our debt;

•	The risk of share ownership dilution when we issue common stock as consideration for acquisitions; and

•	The volatility of the price of our common stock.

A detailed discussion of the factors that could cause actual results to differ materially from our published expectations is contained under the heading “Risk Factors” above and in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and any reports we file with the SEC in the future, which are incorporated by reference into this prospectus.

Any or all of our forward-looking statements may turn out to be inaccurate, and there are no guarantees about our performance. The factors identified above are not exhaustive. We operate in a dynamic business environment in which new risks may emerge frequently. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this prospectus, which speak only as of the date of this prospectus. Except as required by law, we expressly disclaim any obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of our common stock will be used by us for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. We will not receive any proceeds from the sale of common stock offered for sale in connection with this prospectus by selling stockholders. The selling stockholders will receive all of the net proceeds from those sales.

SELLING STOCKHOLDERS

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act, which are incorporated by reference herein.

PLAN OF DISTRIBUTION

The shares of our common stock covered by this prospectus may be offered for resale from time to time by selling stockholders that received such common stock from us or one of our subsidiaries, in transactions not registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act. With our consent, and if we file an applicable prospectus supplement with the SEC, this prospectus may be used by selling stockholders described in such prospectus supplement who may wish to sell such shares of common stock. As used in this prospectus, “selling stockholders” may include donees and pledgees selling common stock received from a named selling stockholder. We may limit our consent to a specified time period and subject our consent to certain limitations and conditions, which may vary by agreement.

The shares of our common stock being offered by this prospectus may be sold by us or by a selling stockholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling stockholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

The distribution of our common stock may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where our common stock may be traded. Our common stock may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling our common stock. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of our common stock. Dealers and agents participating in the distribution of our common stock may be deemed underwriters, and compensation received by them on resale of our common stock may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may, from time to time, solicit offers to purchase our common stock. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of our common stock and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment and pursuant to a written agreement with us. Any agent selling our common stock covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of our common stock.

We may make sales of our common stock to or through one or more underwriters, dealers or agents in at-the-market offerings and will do so pursuant to the terms of a distribution agreement between the underwriters, dealers or agents and us. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters, dealers or agents, which may act on an agency basis or on a principal basis. During the term of any such distribution agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters, dealers or agent. The distribution agreement may provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding net proceeds to us or commissions to be paid are impossible to determine and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters, dealers or agents may agree to solicit offers to purchase, blocks of our common stock. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. To the extent that any named underwriter, dealer or agent acts as principal pursuant to the terms of a distribution agreement, or if we offer to sell shares of our common stock through another dealer acting as underwriter, then such named underwriter may engage in certain transactions that stabilize, maintain or otherwise affect the price of our common stock. We will describe any such activities in the prospectus supplement relating to the transaction. To the extent that any named dealer or agent acts as agent on a best efforts basis pursuant to the terms of a distribution agreement, such dealer or agent will not engage in any such stabilization transactions.

If underwriters are used in a sale, our common stock will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Our common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of our common stock, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of our common stock, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. This prospectus and the applicable prospectus supplement will be used by the underwriters to resell our common stock.

If a dealer is used in the sale of our common stock, we, a selling stockholder, or an underwriter will sell our common stock to the dealer, as principal. The dealer may then resell our common stock to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling stockholder may directly solicit offers to purchase our common stock and we or a selling stockholder may make sales of our common stock directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of our common stock. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements that may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, creditors of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business or be holders of our outstanding debt.

Under the securities laws of some states, our common stock offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Act, Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, we will describe them in the applicable prospectus supplement.

TAXATION

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

The following is a summary of certain material United States federal income tax consequences to you of the acquisition, ownership and disposition of shares of our common stock. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, and, except as otherwise specifically provided herein, it does not address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below.

The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of shares of our common stock by particular investors, and does not address state, local or non-U.S. tax laws, or any aspect of U.S. federal tax law other than income taxation (such as the estate and gift tax). In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, investors liable for the alternative minimum tax, regulated investment companies, real estate investment trusts, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, partnerships and other pass-through entities, dealers or traders in securities or currencies, investors that will hold the common stock as part of straddles, hedging transactions, conversion transactions or other integrated transactions for U.S. federal income tax purposes or investors whose functional currency is not the U.S. dollar). This discussion is limited to holders who purchase shares of our common stock pursuant to this prospectus and who hold the shares of our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the specific United States federal income tax consequences to them.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of our common stock who, for United States federal income tax purposes, is (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state or in the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

A “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. Holder” nor an entity treated as a partnership for United States federal income tax purposes.

Taxation of U.S. Holders

Distributions on Shares of Our Common Stock. A distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) in respect of a share of our common stock owned by a U.S. Holder generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of such U.S. Holder’s adjusted tax basis in such share of our common stock, and then as capital gain (which will be treated in the manner described below under “Sale or Other Taxable Dispositions of Shares of Our Common Stock”). In the case of certain non-corporate U.S. Holders, any distribution on our common stock treated as a dividend generally will be eligible for a reduced tax rate so long as certain holding period and other requirements are met. Corporate U.S. Holders may be able to claim a dividends received deduction for a portion of any distribution on our common stock treated as a dividend so long as certain holding period and other requirements are met.

Sale or Other Taxable Dispositions of Shares of Our Common Stock. Upon a sale, exchange or other disposition of our common stock, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on such sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in such common stock. Any gain or loss so recognized on such common stock generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such common stock for more than one year at the time of such sale, exchange or other disposition. Net long-term capital gain of certain non-corporate U.S. Holders generally is subject to preferential rates of tax. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Information reporting will generally apply to non-corporate U.S. Holders with respect to payments of dividends on shares of our common stock and to certain payments of proceeds on the sale or other disposition of shares of our common stock. Certain non-corporate U.S. Holders may be subject to U.S. backup withholding on payments of dividends on shares of our common stock and certain payments of proceeds on the sale or other disposition of shares of our common stock unless the beneficial owner of shares of our common stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. Holder’s United States federal income tax liability, which may entitle the U.S. Holder to a refund, provided the U.S. Holder timely furnishes the required information to the IRS.

Medicare Tax. A U.S. person that is an individual or estate, or a trust that does not fall into the special classes of trusts that are exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividends, and net gains from the disposition of common stock, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common stock.

Taxation of Non-U.S. Holders

Distributions on Shares of Our Common Stock. If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) in respect of a share of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in such share of our common stock, and then as capital gain (which will be treated in the manner described below under “Sale or Other Taxable Dispositions of Shares of Our Common Stock”). Distributions treated as dividends on our common stock that are paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, IRS Form W-8BEN) required to claim benefits under such tax treaty to the applicable withholding agent.

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

The foregoing discussion is subject to the discussion below under “Backup Withholding Tax and Information Reporting” and “Additional Withholding Tax Related to Foreign Accounts.”

Sale or Other Taxable Dispositions of Shares of Our Common Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our common stock unless:

i.	such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);

ii.	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or

iii.	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such Non-U.S. Holder’s holding period with respect to such common stock, and certain other conditions are met.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We do not believe that we are, and we do not presently anticipate that we will become, a United States real property holding corporation.

The foregoing discussion is subject to the discussion below under “Backup Withholding Tax and Information Reporting” and “Additional Withholding Tax Related to Foreign Accounts.”

Federal Estate Tax Consequences. Common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding Tax and Information Reporting. We must report annually to each Non-U.S. Holder of shares of our common stock and to the IRS the amount of payments on the shares of our common stock paid to such Non-U.S. Holder and the amount of any tax withheld with respect to those payments. These information reporting requirements apply even if no withholding was required because the payments were effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established. Backup withholding, however, generally will not apply to distribution payments to a Non-U.S. Holder of shares of our common stock provided the Non-U.S. Holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax Relating to Foreign Accounts. The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on certain payments (including dividends as well as gross proceeds from sales of stock giving rise to such dividends) made to a foreign entity if such entity fails to satisfy certain new disclosure and reporting rules. FATCA will apply unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. The United States Department of the Treasury is also in the process of signing Intergovernmental Agreements with other countries to implement the exchange of information required under FATCA, and foreign financial institutions located in jurisdictions that enter into such an Intergovernmental Agreement with the United States may be subject to different rules.

Under the applicable Treasury Regulations and a recent IRS Notice, withholding under FATCA generally will apply to payments of dividends on our common stock made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017. Investors that invest in us through an account maintained at a non-U.S. financial institution are strongly encouraged to consult with their own tax advisors regarding the potential application and impact of FATCA and any Intergovernmental Agreement between the United States and their home jurisdiction in connection with FATCA compliance.

LEGAL MATTERS

Seth Diehl, Esq., our Senior Counsel–Corporate and Securities, has issued an opinion with respect to the validity of the securities being offered by this prospectus. We have filed the opinion as an exhibit to the registration statement of which this prospectus is a part.

EXPERTS

The consolidated financial statements of Arthur J. Gallagher & Co. (“Gallagher”) appearing in Gallagher’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (including the schedule appearing therein), and the effectiveness of Gallagher’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of Gallagher for the three-month periods ended March 31, 2013 and March 31, 2012, the three-month and six-month periods ended June 30, 2013 and June 30, 2012, and the three-month and nine-month periods ended September 30, 2013 and September 30, 2012, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 1, 2013, July 31, 2013 and October 30, 2013, included in Gallagher’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, respectively, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access and read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC’s website located at http://www.sec.gov. This site contains reports and other information that we file electronically with the SEC. The registration statement and other reports or information can be inspected, and copies may be obtained, at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room of the SEC may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement, of which this prospectus is a part, and related exhibits with the SEC under the Securities Act. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other documents are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. You may inspect the registration statement and exhibits without charge at the SEC’s Public Reference Room or at the SEC’s web site listed above, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the date this offering is terminated or we issue all of the shares of common stock under this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on February 8, 2013 (including the portions of our proxy statement for our 2013 annual meeting of stockholders incorporated by reference therein).

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 filed on May 1, 2013, July 31, 2013 and October 30, 2013, respectively.

•	Our Current Reports on Form 8-K filed on January 7, 2013, March 15, 2013, May 15, 2013, June 17, 2013, July 26, 2013, August 13, 2013, September 6, 2013, September 20, 2013 and November 14, 2013.

•	The description of our common stock contained in our Registration Statement on Form S-4 (Registration No. 333-188651), filed on May 16, 2013.

Nothing in this prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.

Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

You may request orally or in writing, and we will provide you with, a copy of these filings, at no cost, by calling us at (630) 773-3800 or by writing to us at the following address:

General Counsel

Arthur J. Gallagher & Co.

Two Pierce Place

Itasca, Illinois 60143-3141

These filings and reports can also be found on our website, located at http://www.ajg.com, by following the links to “Investor Relations” and “SEC Filings.”

The information contained on our website does not constitute a part of this prospectus.

19,000,000 shares

Common Stock

Arthur J. Gallagher & Co.

Prospectus Supplement

Joint Book-Running Managers

MORGAN STANLEY

BofA MERRILL LYNCH

Co-Managers

BMO CAPITAL MARKETS

KEEFE, BRUYETTE & WOODS

                                                                              A STIFEL COMPANY

STERNE AGEE

DOWLING & PARTNERS SECURITIES, LLC

STEPHENS INC.

JANNEY MONTGOMERY SCOTT

PIPER JAFFRAY

RAYMOND JAMES

April 10, 2014